PRO FORMA FINANCIAL DATA




         The following Pro Forma Balance Sheet at December 31, 2000 combines the balance sheet of Cirus Telecom, Inc. ("Cirus") (formerly DMS Acquisition Corp.) with the balance sheet of Capital One Ventures Corp. ("Capital One"), as if the merger took place on that date. Both companies are development stage enterprises. The Pro Forma Statement of Operations for the three months ended December 31, 2000 combines those periods for both companies, except that Cirus's inception date was December 11, 2000. The Pro Forma Statement of Operations for the year ended September 30, 2000 combines that period for Capital One with the initial period ended December 31, 2000 for Cirus, since there was no comparable period. Both pro forma statements of operations are presented as if the merger were consummated on the first day of each period. The pro forma financial data are not necessarily indicative of the actual operating results that would have occurred or the future operating results that will occur as a consequence of such transactions. The results of operations for the three months ended December 31, 2000 are not necessarily indicative of the Company's results of operations to be expected for the full fiscal year.

                             PRO FORMA BALANCE SHEET

                                DECEMBER 31, 2000

                                                                                                                  Pro Forma
                                                                        Capital       Pro Forma     Adjustments   December 31,
                                                           Cirus          One             DR            CR           2000
                                                        ----------     ----------     ----------    ----------    ----------
ASSETS

Current assets
  Cash                                                  $      -0-     $      433     $  850,000    $      -0-    $  850,433
                                                        ==========     ==========     ==========    ==========    ==========


LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities
   Accounts payable                                     $       --     $    4,488     $       --    $       --    $    4,488
   Due to related parties                                   15,712         62,627             --            --        78,339
                                                        ----------     ----------     ----------    ----------    ----------

                                                            15,712         67,115             --            --        82,827
                                                        ----------     ----------     ----------    ----------    ----------

Shareholders' equity (deficiency)
   Preferred stock                                              --             --             --       850,000 (1)   850,000
   Common stock                                                  1            518             --           999 (2)     1,518
   Additional paid-in capital                                   99          4,657            999 (2)   283,333 (4)   215,233
                                                                                          71,857 (3)
   Stock subscription receivable                              (100)            --             --            --          (100)
   Retained earnings (deficit)                             (15,712)       (71,857)       283,333 (4)    71,857 (3)  (299,045)
                                                        ----------     ----------     ----------    ----------    ----------

                                                           (15,712)       (66,682)       356,189     1,206,189       767,606
                                                        ----------     ----------     ----------    ----------    ----------

                                                        $      -0-     $      433     $  356,189    $1,206,189    $  850,433
                                                        ==========     ==========     ----------    ==========    ==========



See accompanying notes to pro forma balance sheet.

                        PRO FORMA STATEMENT OF OPERATIONS


                                                                        Capital
                                                    Cirus (1)             One
                                                --------------      --------------                         Pro Forma
                                                   Initial           Three Months                         Three Months
                                                 Period Ended           Ended                                Ended
                                                 December 31,        December 31,         Pro Forma        December 31,
                                                     2000                2000            Adjustments           2000
                                                --------------      --------------      -------------      ---------
Revenues                                           $     --           $     --           $     --           $     --

General and administrative expenses                  15,712              8,703             49,500 (2)         73,915
                                                   --------           --------           --------         ----------

Net loss for the period                            $(15,712)          $ (8,703)          $(49,500)(3)        (73,915)
                                                                      ========           ========         ==========

Preferred stock dividend                                                                                    (283,333)(4)
                                                                                                          -----------

Loss attributable to common stock                                                                         $ (357,248)
                                                                                                          ==========

Basic and diluted loss per share                                                                          $     (.02)
                                                                                                          ==========

Shares used in the calculation of
   loss per share                                                                                         15,175,456 (5)
                                                                                                          ==========


See accompanying notes to pro forma balance sheet.

                        PRO FORMA STATEMENT OF OPERATIONS


                                                                        Capital
                                                   Cirus (1)              One
                                                   Initial            ----------                           Pro Forma
                                                 Period Ended        Year Ended                           Year Ended
                                                 December 31,       September 30,         Pro Forma       September 30,
                                                     2000                2000            Adjustments           2000
                                                --------------      --------------      -------------      ---------

Revenues                                          $         --        $         --        $         --  (2)   $         --

General and administrative expenses                     15,712              22,747             198,000  (3)        236,459
                                                  ------------        ------------        ------------        ------------

Net loss for the year                             $    (15,712)       $    (22,747)       $   (198,000)       $   (236,459)
                                                  ============        ============        ============        ============

Basic and diluted loss per share                                                                              $       (.02)
                                                                                                              ============

Shares used in the calculation of
   loss per share                                                                                               15,175,456 (5)
                                                                                                              ============

See accompanying notes to pro forma balance sheet.

                               CIRUS TELECOM, INC.

                        NOTES TO PRO FORMA BALANCE SHEET




1. This adjustment records the issuance of 850 shares of redeemable, convertible $1,000 par and liquidation value preferred stock at a price of $1,000 per share. The shares are redeemable within one year, at the issuer's option, at $1,250 per share and are convertible, at the holder's option, after 30 days, at 75% of the common stock average market price for the ten immediately prior trading days. The Company may not redeem preferred shares which are tendered for conversion. (See
         Note 4.)

2. This adjustment reflects the issuance of 10,000,000 common shares by the legal acquiror, Capital One Ventures Corp. As the transaction is recorded as a reverse acquisition involving two shell companies, the offset is to additional paid-in capital and goodwill is not recognized.

3. This adjustment eliminates the accumulated deficit of Capital One, the accounting acquiree in the reverse acquisition.

4. This adjustment recognizes the beneficial conversion feature of the Company's convertible preferred stock and records an imputed dividend equal to the contractual discount of 25% applied to the preferred stock proceeds.

                               CIRUS TELECOM, INC.

                   NOTES TO PRO FORMA STATEMENT OF OPERATIONS




1. Cirus Telecom, Inc. was incorporated on December 11, 2000. Its initial period ended December 31, 2000. Operations for the three-week period are presented on the pro forma statement of operations for both the year ended September 30, 2000 and the three months ended December 31, 2000.

2. Through December 31, 2000, both companies were in the development stage and had no operating revenues. The pro forma statement of operations does not reflect any revenues that may be earned pursuant to Cirus's service agreement with 9278 Communication, Inc.

3. This adjustment gives effect, for the applicable periods, to the employment agreements the Company has entered into with its two principal officers.

4. This adjustment reflects a preferred stock dividend for the beneficial conversion feature of the preferred stock (equal to the 25% discount from the market price upon conversion) on the $850,000 proceeds thereof. This adjustment is applicable to the three months ended December 31, 2000 only.

5. The 15,175,456 shares outstanding at the completion of the merger are treated as outstanding throughout both periods.